Exhibit 21.1

SOLSTICE SAPPHIRE INVESTMENTS, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Solstice Sapphire, Inc.	Delaware
Green Sapphire Investments LLC	Delaware
Green Sapphire LLC	Delaware